CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Arcturus Therapeutics Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	457(c) and 457(h)	3,750,000	(1)	$15.12	(2)	$56,700,000	0.0000927	$5,256.09

	Total Offering Amounts						$56,700,000		$5,256.09
	Total Fee Offsets								—
	Net Fee Due								$5,256.09

(1)	This Registration Statement covers an additional 3,750,000 shares of common stock of the Registrant authorized to be offered and sold under the Arcturus Therapeutics Holdings Inc. Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended effective June 21, 2022 (as amended, the “2019 Plan”). In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the Registrant’s common stock are based upon the average of the high and low prices of the Common Stock on June 29, 2022, as reported on the Nasdaq Stock Market, which date is within five business days prior to the filing of this Registration Statement.